EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

between

RLJ ACQUISITION, INC.,

and

IMAGE ENTERTAINMENT, INC.

Dated as of April 2, 2012

i

ii

iii

AGREEMENT AND PLAN OF MERGER, dated as of April 2, 2012 (this “Agreement”), between RLJ Acquisition, Inc., a Nevada corporation (“RLJ”), and Image Entertainment, Inc., a Delaware corporation (the “Company”).

WHEREAS, prior to the Closing (as defined herein), RLJ will, upon the terms and subject to the conditions set forth herein, form (i) a newly incorporated Nevada corporation named RLJ Entertainment, Inc. as a wholly owned subsidiary of RLJ (“Holdings”), (ii) a newly incorporated Nevada corporation named RLJ Merger Sub I, Inc. as a wholly owned subsidiary of Holdings (“RLJ Sub”), and (iii) a newly incorporated Delaware corporation named RLJ Merger Sub II, Inc. as a wholly owned subsidiary of Holdings (“Image Sub”);

WHEREAS, as of the Closing, the Articles of Incorporation of Holdings, as in effect immediately prior to the Closing, shall be the Articles of Incorporation substantially in the form attached hereto as Exhibit A until thereafter amended as provided by law and such Articles of Incorporation;

WHEREAS, as of the Closing, the By-laws of Holdings, as in effect immediately prior to the Closing, shall be the By-laws substantially in the form attached hereto as Exhibit B until thereafter amended as provided by law, the Articles of Incorporation of Holdings and such By-laws;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Nevada Revised Statutes (“Nevada Law”), RLJ and the Company will enter into a business combination transaction pursuant to which (i) RLJ Sub will merge with and into RLJ (the “RLJ Merger”) and (ii) Image Sub will merge with and into the Company (the “Image Merger” and, together with the RLJ Merger, the “Mergers”);

WHEREAS, a special committee of independent directors (the “Special Committee”) of the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the Image Merger is in the best interests of, the Company and its stockholders and (ii) recommended to the Company Board that it approve and adopt this Agreement and declare its advisability and approve the Image Merger and the other transactions contemplated by this Agreement.

WHEREAS, the Company Board has (i) determined that the Image Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Image Merger and the other transactions contemplated by this Agreement, following the recommendation of the Special Committee, and (ii) has recommended the approval and adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of RLJ (the “RLJ Board”) has (i) determined that the Mergers are consistent with and in furtherance of the long-term business strategy of RLJ and fair to, and in the best interests of, RLJ and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Mergers and the other transactions contemplated by this Agreement and (ii) has recommended the approval and adoption of this Agreement by the stockholders of RLJ;

WHEREAS, RLJ and certain stockholders of the Company (the “Stockholders”) have entered into a Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), providing that, among other things, the Stockholders will vote their shares of the Company’s common stock, par value $0.0001 per share (“Company Common Stock”), in favor of this Agreement, the Image Merger and the other transactions contemplated by this Agreement; and

WHEREAS, for federal income tax purposes, the Mergers, together with the transactions contemplated by the Preferred Stock Purchase Agreement, are intended to qualify as an integrated exchange governed by the provisions of Section 351 of the United States Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, RLJ and the Company hereby agree as follows

ARTICLE I

THE MERGERS

SECTION 1.01  The Mergers.  (a)  Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Image Effective Time, Image Sub shall be merged with and into the Company.  As a result of the Image Merger, the separate corporate existence of Image Sub shall cease and the Company shall continue as the surviving corporation of the Image Merger (the “Image Surviving Corporation”).

(b) Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Nevada Law, at the RLJ Effective Time, RLJ Sub shall be merged with and into RLJ.  As a result of the RLJ Merger, the separate corporate existence of RLJ Sub shall cease and RLJ shall continue as the surviving corporation of the RLJ Merger (the “RLJ Surviving Corporation”).

SECTION 1.02  Effective Time; Closing.  (a)  As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Image Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in any case, the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Image Effective Time”).

(b) As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the RLJ Merger to be consummated by filing this Agreement or articles of merger (in any case, the “Articles of Merger”) with the Secretary of State of the State of Nevada, in such form as is required by, and executed in accordance with, the relevant provisions of Nevada Law (the date and time of such filing of the Articles of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Articles of Merger) being the “RLJ Effective Time”).

(c) Immediately prior to the filing of each of the Certificates of Merger and Articles of Merger, a closing (the “Closing”) shall be held at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

SECTION 1.03  Effect of the Merger.  (a)  At the Image Effective Time, the effect of the Image Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Image Effective Time, all the property, rights, privileges, powers and franchises of the Company and Image Sub shall vest in the Image Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Image Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Image Surviving Corporation.

(b) At the RLJ Effective Time, the effect of the RLJ Merger shall be as provided in the applicable provisions of Nevada Law.  Without limiting the generality of the foregoing, and subject thereto, at the RLJ Effective Time, all the property, rights, privileges, powers and franchises of RLJ and RLJ Sub shall vest in the RLJ Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of RLJ and RLJ Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the RLJ Surviving Corporation.

SECTION 1.04  Certificate of Incorporation; By-laws.  (a)  (i) At the Image Effective Time the Certificate of Incorporation of the Company, as in effect immediately prior to the Image Effective Time, shall be the Certificate of Incorporation of the Image Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (ii) at the RLJ Effective Time the Articles of Incorporation of RLJ, as in effect immediately prior to the RLJ Effective Time, shall be the Articles of Incorporation of the RLJ Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation.

(b) Unless otherwise determined by the parties hereto prior to the Closing, (i) At the Image Effective Time, the By-laws of the Company, as in effect immediately prior to the Image Effective Time, shall be the By-laws of the Image Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Image Surviving Corporation and such By-laws, and (ii) at the RLJ Effective Time, the By-laws of RLJ, as in effect immediately prior to the RLJ Effective Time, shall be the By-laws of the RLJ Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the RLJ Surviving Corporation and such By-laws.

SECTION 1.05  Directors and Officers.  (a)  The directors of Image Sub immediately prior to the Image Effective Time shall be the initial directors of the Image Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Image Surviving Corporation, and the officers of the Company immediately prior to the Image Effective Time shall be the initial officers of the Image Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or approval.

(b) The directors of RLJ immediately prior to the RLJ Effective Time shall be the initial directors of the RLJ Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the RLJ Surviving Corporation, and the officers of RLJ immediately prior to the RLJ Effective Time shall be the initial officers of the RLJ Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or approval.

SECTION 1.06  Trust Disbursement.  At the Image Effective Time, and upon the terms and subject to the conditions of this Agreement and in accordance with RLJ’s Articles of Incorporation, Nevada Law, and the Trust Agreement, RLJ shall cause the Trustee to distribute the proceeds of the Trust Fund in order to consummate the transactions contemplated hereby and by the Acorn Purchase Agreement.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01  Conversion of Securities.  (a)  At the Image Effective Time, by virtue of the Image Merger and without any action on the part of Holdings, the Company, Image Sub, RLJ, RLJ Sub or the holders of any of the following securities:

(i)       except as provided in Section 2.05 with respect to unvested shares of Company Common Stock, each share of Company Common Stock (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the “Shares”) issued and outstanding immediately prior to the Image Effective Time (other than any Shares to be canceled pursuant to Section 2.01(a)(ii) and any Dissenting Shares) shall be canceled and shall be converted automatically, subject to Section 2.02, into the right to receive the Per Share Merger Consideration, payable upon surrender, in the manner provided in Section 2.02, of the certificate that formerly evidenced such Share;

(ii)  each Share held in the treasury of the Company and each Share owned by Image Sub, Holdings or any direct or indirect wholly owned subsidiary of Holdings or of the Company immediately prior to the Image Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii)  each share of common stock, par value $0.01 per share, of Image Sub issued and outstanding immediately prior to the Image Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Image Surviving Corporation; and

(iv)  each share of the Company’s series B cumulative preferred stock, par value $0.0001 per share (“Series B Preferred Stock”), issued and outstanding immediately prior to the Image Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(b) At the RLJ Effective Time, by virtue of the RLJ Merger and without any action on the part of Holdings, the Company, Image Sub, RLJ, RLJ Sub or the holders of any of the following securities:

(i)       each share of common stock, par value $0.001 per share, of RLJ (“RLJ Common Stock”) issued and outstanding immediately prior to the RLJ Effective Time (other than any RLJ Dissenting Shares) shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Holdings Common Stock;

(ii)  each share of common stock, par value $0.001 per share, of RLJ Sub issued and outstanding immediately prior to the RLJ Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the RLJ Surviving Corporation; and

(iii)  each share of Holdings Common Stock issued and outstanding immediately prior to the RLJ Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

SECTION 2.02  Exchange of Certificates.  (a)  Exchange Agent.  Holdings shall deposit, or shall cause to be deposited, with such bank or trust company that may be designated by Holdings and is reasonably satisfactory to the Company (the “Exchange Agent”), (i) for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, (A) certificates representing the shares of Holdings Common Stock issuable pursuant to Section 2.01(a)(i) as of the Image Effective Time, and (B) cash, from time to time as required to make payments in lieu of any fractional shares pursuant to Section 2.02(e), and (ii) for the benefit of the holders of RLJ Common Stock, certificates representing the shares of Holdings Common Stock issuable pursuant to Section 2.01(b)(i) as of the RLJ Effective Time (such cash and certificates for shares of Holdings Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).  The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of Holdings Common Stock contemplated to be issued pursuant to Sections 2.01(a)(i) and 2.01(b)(i) out of the Exchange Fund.  Except as contemplated by Section 2.02(g) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.  As promptly as practicable after each of the Image Effective Time and the RLJ Effective Time, Holdings shall cause the Exchange Agent to mail to each person who was, at the Image Effective Time or the RLJ Effective Time, as the case may be, a holder of record of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a)(i) or a holder of record of shares of RLJ Common Stock entitled to receive shares of Holdings Common Stock pursuant to Section 2.01(b)(i):  (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares or shares of RLJ Common Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal.  Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor either (i) for Certificates representing the Shares, a certificate representing that number of whole shares of Holdings Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.01(a)(i) in respect of the Shares formerly represented by such Certificate (after taking into account all Shares then held by such holder), cash in lieu of any fractional shares of Holdings Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) or (ii) for Certificates representing the shares of RLJ Common Stock, a certificate representing that number of whole shares of Holdings Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.01(b)(i) in respect of the shares of RLJ Common Stock formerly represented by such Certificate (after taking into account all shares of RLJ Common Stock then held by such holder), and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and, in each case, the Certificate so surrendered shall forthwith be cancelled.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Holdings Common Stock that such holder has the right to receive pursuant to the provisions of Section 2.01(a)(i), cash in lieu of any fractional shares of Holdings Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  In the event of a transfer of ownership of shares of RLJ Common Stock that is not registered in the transfer records of RLJ, a certificate representing the proper number of shares of Holdings Common Stock that such holder has the right to receive pursuant to the provisions of Section 2.01(b)(i), and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) may be issued to a transferee if the Certificate representing such shares of RLJ Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Image Effective Time or the RLJ Effective Time, as the case may be, to represent, as applicable, only the right to receive upon such surrender the certificate representing shares of Holdings Common Stock that such holder has the right to receive pursuant to the provisions of Sections 2.01(a)(i) or 2.01(b)(i), cash in lieu of any fractional shares of Holdings Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c).

(c) Distributions with Respect to Unexchanged Shares of Holdings Common Stock.  No dividends or other distributions declared or made after the Image Effective Time or the RLJ Effective Time, as the case may be, with respect to the Holdings Common Stock with a record date after the Image Effective Time or the RLJ Effective Time, as the case may be, shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Holdings Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.02(e), until the holder of such Certificate shall surrender such Certificate.  Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Holdings Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Holdings Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Image Effective Time or the RLJ Effective Time, as the case may be, and theretofore paid with respect to such whole shares of Holdings Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Image Effective Time or the RLJ Effective Time, as the case may be, but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Holdings Common Stock.

(d) No Further Rights in Company or RLJ Common Stock.  All shares of Holdings Common Stock issued upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(c) or (e)) shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Shares.  All shares of Holdings Common Stock issued upon conversion of the shares of RLJ Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(c)) shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such shares of RLJ Common Stock.

(e) No Fractional Shares.  No certificates or scrip representing fractional shares of Holdings Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Holdings.  Each holder of a fractional share interest shall be paid an amount in cash (without interest and subject to the amount of any withholding taxes as contemplated in Section 2.02(i)) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the average of the per share closing prices on the Over-The-Counter Bulletin Board (“OTCBB”) of shares of RLJ Common Stock during the ten (10) consecutive trading days ending on (and including) the trading day immediately preceding the date of the RLJ Effective Time.  As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Holdings, and Holdings shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 2.02(b) and (c).

(f) Adjustments to Aggregate Merger Consideration. The Aggregate Merger Consideration and the shares of Holdings Common Stock which a holder has the right to receive pursuant to the provisions of Section 2.01(b)(i) shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Holdings Common Stock, RLJ Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Holdings Common Stock, RLJ Common Stock (excluding the effect of the exercise of the redemption rights provided for in Section 9.2 of Article IX of the RLJ Articles of Incorporation (the “Redemption Rights”)) or Company Common Stock occurring on or after the date hereof and prior to the Image Effective Time or the RLJ Effective Time, as the case may be.

(g) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of the Company Common Stock or RLJ Common Stock for six months after the Image Effective Time or the RLJ Effective Time, as the case may be, shall be delivered to Holdings, upon demand, and any holders of the Company Common Stock or RLJ Common Stock who have not theretofore complied with this Article II shall thereafter look only to Holdings for the shares of Holdings Common Stock, any cash in lieu of fractional shares of Holdings Common Stock to which they are entitled pursuant to Section 2.02(e) and any dividends or other distributions with respect to the Holdings Common Stock to which they are entitled pursuant to Section 2.02(c), as applicable.  Any portion of the Exchange Fund remaining unclaimed by holders of Shares or shares of RLJ Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Holdings free and clear of any claims or interest of any person previously entitled thereto.

(h) No Liability.  None of the Exchange Agent, Holdings, the Image Surviving Corporation or the RLJ Surviving Corporation shall be liable to any holder of Shares or shares of RLJ Common Stock for any such Shares or shares of RLJ Common Stock, as applicable (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i) Withholding Rights.  Each of Holdings, the Image Surviving Corporation and the RLJ Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or shares of RLJ Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by Holdings, the Image Surviving Corporation and the RLJ Surviving Corporation, as the case may be, and remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or shares of RLJ Common Stock in respect of which such deduction and withholding was made by Holdings, the Image Surviving Corporation and the RLJ Surviving Corporation, as the case may be.

(j) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Image Surviving Corporation or the RLJ Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Image Surviving Corporation or the RLJ Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Holdings Common Stock to which the holders thereof have the right to receive pursuant to the provisions of Sections 2.01(a)(i) or 2.01(b)(i), any cash in lieu of fractional shares of Holdings Common Stock to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c), as applicable.

SECTION 2.03     Stock Transfer Books.  (a)  At the Image Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company.  From and after the Image Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Image Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided in this Agreement or by Law.  On or after the Image Effective Time, any Certificates presented to the Exchange Agent or Holdings for any reason shall be converted into the shares of Holdings Common Stock to which the holders thereof have the right to receive pursuant to the provisions of Section 2.01(a)(i), any cash in lieu of fractional shares of Holdings Common Stock to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).

(b) At the RLJ Effective Time, the stock transfer books of RLJ shall be closed and there shall be no further registration of transfers of shares of RLJ Common Stock thereafter on the records of RLJ.  From and after the RLJ Effective Time, the holders of Certificates representing shares of RLJ Common Stock outstanding immediately prior to the RLJ Effective Time shall cease to have any rights with respect to such shares of RLJ Common Stock except as otherwise provided in this Agreement or by Law.  On or after the RLJ Effective Time, any Certificates presented to the Exchange Agent or Holdings for any reason shall be converted into the shares of Holdings Common Stock to which the holders thereof have the right to receive pursuant to the provisions of Section 2.01(b)(i), and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).

SECTION 2.04  Company Stock Options.  All options to purchase Company Common Stock (the “Company Stock Options”) outstanding, whether or not exercisable and whether or not vested (including any portion that may become vested and/or exercisable as a result of the transactions contemplated by this Agreement), immediately preceding the Image Effective Time under the Company’s 2011 Equity Incentive Plan, 2010 Equity Incentive Award Plan, 2008 Stock Awards and Incentive Plan and 2004 Incentive Compensation Plan, in each case as such may have been amended, supplemented or modified (collectively, the “Company Stock Option Plans”), shall terminate, in full, at the Image Effective Time and shall no longer have any force or effect.  On or after the date of this Agreement and prior to the Image Effective Time, the Company shall take all necessary action to effectuate the termination of the Company Stock Options, as of the Image Effective Time, as provided in this Section 2.04.  Prior to the Image Effective Time, the Company Board shall take all actions necessary to terminate the Company Stock Option Plans, effective as of the Image Effective Time, and that on or after that Image Effective Time, the Company Stock Option Plans shall no longer have any force or effect.  The Company shall, prior to the Image Effective Time, provide RLJ with evidence satisfactory to RLJ that the actions set forth in the preceding sentence have been taken.

SECTION 2.05  Restricted Stock.  Effective as of the Image Effective Time, (i) any outstanding shares of Company Common Stock that are granted under the Company’s 2008 Stock Awards and Incentive Plan or the 2011 Equity Incentive Plan that are unvested or are subject to a repurchase option or a risk of forfeiture, shall become fully vested and shall no longer be subject to a risk of forfeiture, (ii) any outstanding shares of Type A Restricted Stock or Type B Restricted Stock (classified as such for purposes of the applicable award agreement under the Company’s 2010 Equity Incentive Award Plan) granted under the Company’s 2010 Equity Incentive Award Plan shall become fully vested and shall no longer be subject to a risk of forfeiture, and (iii) any outstanding shares of Type C Restricted Stock (classified as such for purposes of the applicable award agreement under the Company’s 2010 Equity Incentive Award Plan) granted under the Company’s 2010 Equity Incentive Award Plan shall be forfeited and shall no longer have any force or effect and the holder of such Type C Restricted Stock shall no longer have any rights thereunder.  The Company shall take all actions that may be necessary to effectuate the foregoing, including, but not limited to, causing the forfeiture of any outstanding shares of Type C Restricted Stock, which may include obtaining the applicable consents for forfeiture from the holders of such Type C Restricted Stock.

SECTION 2.06  RLJ Warrants.  At the RLJ Effective Time, each warrant to purchase shares of RLJ Common Stock (each, a “RLJ Warrant”), which is outstanding immediately prior to the RLJ Effective Time shall cease to represent a right to acquire shares of RLJ Common Stock and shall be converted, at the RLJ Effective Time, into a right to acquire shares of Holdings Common Stock (a “Converted Warrant”), on the same contractual terms and conditions as were in effect immediately prior to the RLJ Effective Time under the terms of the RLJ Warrant or other related agreement or award pursuant to which such RLJ Warrant was granted. The number of shares of Holdings Common Stock subject to each such Converted Warrant shall be equal to the number of shares of RLJ Common Stock subject to each such RLJ Warrant immediately prior to the RLJ Effective Time, and such Converted Warrant shall have an exercise price per share equal to the exercise price per share of RLJ Common Stock subject to such Converted Warrant immediately prior to the RLJ Effective Time.

SECTION 2.07  Dissenting Shares.  (a)  Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, each Share that is outstanding immediately prior to the Image Effective Time and that is held by stockholders who shall have neither voted in favor of the Image Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Share in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Per Share Merger Consideration.  Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that each Dissenting Share held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Image Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.02, of the certificate or certificates that formerly evidenced such Share.

(b) The Company shall give Holdings (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Holdings, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(c) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Nevada Law, shares of RLJ Common Stock that are outstanding immediately prior to the RLJ Effective Time and that are held by stockholders who shall have neither voted in favor of the RLJ Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with the Nevada Law (collectively, the “RLJ Dissenting Shares”) shall not be converted into, or represent the right to receive, the shares of Holdings Common Stock.  Such stockholders shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of the Nevada Law, except that all RLJ Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under the Nevada Law shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the RLJ Effective Time, the right to receive the shares of the Holdings Common Stock, without any interest thereon, upon surrender, in the manner provided in Section 2.02, of the certificate or certificates that formerly evidenced such shares.

SECTION 2.08  Affiliates.  Notwithstanding anything to the contrary herein, no Per Share Merger Consideration shall be delivered to a person who may be deemed an “affiliate” of the Company in accordance with Section 6.08 hereof for purposes of Rule 145 under the Securities Act until such person has executed and delivered to Holdings an executed copy of the affiliate letter contemplated in Section 6.08 hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to RLJ to enter into this Agreement, and subject to the disclosure set forth in the disclosure schedule which has been prepared by the Company and delivered by the Company to RLJ concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to RLJ that:

SECTION 3.01  Organization and Qualification; Subsidiaries.  (a)  Each of the Company and each subsidiary of the Company (each a “Company Subsidiary”) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of the Image Merger or any of the transactions contemplated by this Agreement (collectively, the “Transactions”) or otherwise prevent or materially delay the Company from performing its obligations under this Agreement.  Each of the Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 3.01(b) of the Company Disclosure Schedule.  Except as disclosed in Section 3.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

SECTION 3.02  Certificate of Incorporation and By-laws.  The Company has heretofore furnished to RLJ a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary.  Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect.  Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.

SECTION 3.03       Capitalization. (a)  The authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Common Stock and (ii) 25,000,000 shares of preferred stock, $0.0001 par value per share (“Company Preferred Stock”), of which (A) 5,000,000 shares have been designated series A junior participating preferred stock; (B) 30,000 shares have been designated Series B Preferred Stock, and (C) 270,000 shares have been designated series C junior participating preferred stock.  As of the date of this Agreement, (i) 256,402,133 shares of Company Common Stock are issued and outstanding, all of which are validly issued and are fully paid and nonassessable, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) no shares of Company Common Stock are held by the Company Subsidiaries, and (iv) 12,956,986 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Stock Options, Company Restricted Stock Awards and other purchase rights (the “Company Stock Awards”) granted pursuant to the Company Stock Option Plans.  As of the date of this Agreement, there are no shares of Company Preferred Stock issued and outstanding, other than 22,600 shares of Series B Preferred Stock, all of which were validly issued, fully paid and nonassessable.  Except as set forth in this Section 3.03, or the Stockholder Support Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary.  Section 3.03(a) of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Award outstanding as of the date of this Agreement: (i) the name of the Company Stock Award recipient; (ii) the particular plan pursuant to which such Company Stock Award was granted; (iii) the number of shares of Company Common Stock subject to such Company Stock Award; (iv) the exercise or purchase price of such Company Stock Award; (v) the date on which such Company Stock Award was granted; (vi) the applicable vesting schedule; (vii) the date on which such Company Stock Award expires; and (viii) whether the exercisability of or right to repurchase such Company Stock Award will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration.  The Company has made available to RLJ accurate and complete copies of all Company Stock Option Plans pursuant to which Company has granted the Company Stock Awards that are currently outstanding and the form of all stock award agreements evidencing such Company Stock Awards.  All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.  There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person.  Except as set forth in Section 3.03(a) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Award as a result of the Image Merger.  All outstanding shares of Company Common Stock, all outstanding Company Stock Awards, and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.

(b) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

SECTION 3.04  Authority Relative to This Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Image Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Company Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by RLJ, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.  The Company Board has approved this Agreement and the Transactions and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203(a) of the DGCL shall not apply to the Image Merger or any of the Transactions.  To the Knowledge of the Company, no other state takeover statute is applicable to the Image Merger or the other Transactions.

SECTION 3.05  No Conflict; Required Filings and Consents.  (a)  The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) to the Knowledge of the Company, conflict with or violate any United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii)  result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, and would not have a Company Material Adverse Effect.

SECTION 3.06  Permits; Compliance.  Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”).  No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened.  Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Company Material Adverse Effect.

SECTION 3.07  SEC Filings; Financial Statements.  (a)  The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since April 1, 2009, together with any amendments, restatements or supplements thereto, and will file all such forms, reports and documents required to be filed subsequent to the date of this Agreement (the “Additional Company SEC Reports”).  The Company has made available to RLJ, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended March 31, 2009, 2010 and 2011, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended June 30, 2011, September 30, 2011 and December 31, 2011, (iii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since March 31, 2009 and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since April 1, 2009 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being, collectively, the “Company SEC Reports”).   The Company SEC Reports were, and the Additional Company SEC Reports will be, prepared in all material respects in accordance with either the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations promulgated thereunder.  The Company SEC Reports did not, and the Additional Company SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Company SEC Report or Additional Company SEC Report has been or is revised or superseded by a later filed Company SEC Report or Additional Company SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  No Company Subsidiary is required to file any form, report or other document with the SEC.

(b) The consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein.

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as at December 31, 2011, including the notes thereto (the “2011 Company Balance Sheet”), neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities and obligations incurred since the date of the 2011 Company Balance Sheet in the ordinary course of business which are not, individually or in the aggregate, material to the Company and the Company Subsidiaries taken as a whole; (ii) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement; and (iii) liabilities and obligations which are not, individually or in the aggregate, material to the Company and the Company Subsidiaries taken as a whole.

(d) The Company has heretofore furnished to RLJ complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

(e) The Company has made available to RLJ all comment letters received by the Company from the SEC or the staff thereof since April 1, 2009 and all responses to such comment letters filed by or on behalf of the Company.

(f) To the Knowledge of the Company, each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since April 1, 2009.

(g) The Company has timely filed and made available to RLJ all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report (the “Company Certifications”).  Each of the Company Certifications is true and correct.  The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Company and its Company Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents.  Section 3.07(g) of the Company Disclosure Schedule lists, and the Company has made available to RLJ, complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.  As used in this Section 3.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(h) The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.  The Company has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  The Company and its Company Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Section 3.07(h) of the Company Disclosure Schedule lists, and the Company has made available to RLJ complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(i) Section 3.07(i) of the Company Disclosure Schedule contains a description of all non-audit services performed by the Company’s auditors for the Company and the Company Subsidiaries since April 1, 2009 and the fees paid for such services; further, all such non-audit services were approved by the audit committee of the Company Board.  The Company has no off-balance sheet arrangements.

(j) Since April 1, 2009, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices.  No attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.  Since April 1, 2009, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(k) To the Knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law.  Neither the Company nor any Company Subsidiary nor any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(l) All accounts receivable of the Company and its Company Subsidiaries reflected on the 2011 Company Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with SEC regulations and GAAP applied on a consistent basis and are not subject to valid defenses, setoffs or counterclaims.  The Company’s reserve for contractual allowances and doubtful accounts is adequate and has been calculated in a manner consistent with past practices.  Since the date of the 2011 Company Balance Sheet, neither the Company nor any of its Company Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the Company or any of its Company Subsidiaries sell goods, fill orders or record sales.

(m) All accounts payable of the Company and its Company Subsidiaries reflected on the 2011 Company Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business.  Since the date of the 2011 Company Balance Sheet, the Company and its Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

SECTION 3.08  Absence of Certain Changes or Events.  Since March 31, 2011, except as set forth in Section 3.08 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement , or specifically disclosed in any Company SEC Report filed since March 31, 2011 and prior to the date of this Agreement, (a) the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01.

SECTION 3.09  Absence of Litigation.  Except as set forth in Section 3.09 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (an “Action”), pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority.  Neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 3.10       Employee Benefit Plans.  (a)  Section 3.10(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control or other benefit plans, programs or arrangements, and all employment and consulting contracts or agreements to which the Company or any ERISA Affiliate is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer, director and/or consultant of the Company or any ERISA Affiliate, (ii) each employee benefit plan for which the Company or any ERISA Affiliate could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, and (iii) any plan in respect of which the Company or any ERISA Affiliate could incur liability under Section 4212(c) of ERISA (collectively, the “Plans”).  For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be treated as a “single employer” for purposes of Sections 414(b), (c) and/or (m) of the Code.

(b) With respect to each Plan, the Company has furnished to RLJ (i) a true and complete copy of each Plan, as currently in effect, and each material contract, if any, prepared in connection with each such Plan, (including, without limitation, a copy of each trust or other funding arrangement), (ii) copies of the most recent summary plan description, and all summaries of material modifications related thereto, distributed to participants in such Plan, if applicable, (iii) copies of the three (3) most recently filed Internal Revenue Service (“IRS”) Form 5500 annual reports and accompanying schedules, if applicable, (iv) a copy of the most recently received IRS determination letter for such Plan, if any, and (v) copies of the non-discrimination testing results, if applicable, for the three (3) most recent Plan years.  Neither the Company nor any Company Subsidiary has any express or implied commitment (i) to create or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any other contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by (or necessary to bring a Plan into compliance with) applicable Law, including, without limitation, ERISA and the Code.

(c) None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Company Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”).  None of the Plans obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or obligates the Company or any Company Subsidiary to make any payment or provide any benefit as a result of a “change in control” that would be classified as “excess parachute payments” within the meaning of such term under Section 280G of the Code.  None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary, except to the extent required by applicable Law, including, without limitation, Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, and no Plan is a self insured group health plan.  Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(d) Each Plan is now and has, since its inception, been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code.  The Company and the ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in material default under or in material violation of, and have no knowledge of any material default or material violation by any party to, any Plan.  No Action is pending or, to the Knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course, appeals of such claims and proceedings with respect to domestic relations orders).

(e) Each Plan that is intended to be qualified under Section 401(a) of the Code (i) has received a favorable determination letter from the IRS that such Plan is so qualified, (ii) has a timely filed request for such a letter pending with the IRS, or (iii) is a prototype or volume submitter plan entitled to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan.  To the Knowledge of the Company, no fact or event has occurred since the date of the most recent such determination letter that could reasonably be expected to adversely affect the qualified status of any such Plan.

(f) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan, in either case which could result in a Company Material Adverse Effect.  Neither the Company nor any Company Subsidiary has incurred any material liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course and other than any such liability that has been satisfied in full prior to the Closing), including, without limitation, any material liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and, to the Knowledge of the Company, no fact or event exists which could reasonably be expected to give rise to any such liability.

(g) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates, except as could not result in a Company Material Adverse Effect.  All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

(h) All directors, officers, management employees, and technical and professional employees of the Company and the Company Subsidiaries are under written obligation to the Company and the Company Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Company Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

SECTION 3.11  Labor and Employment Matters.  (a)  Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, (i) there are no controversies pending or, to the Knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees, which controversies would, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would have a Company Material Adverse Effect; (ii) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, nor, to the Knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any Company Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any Company Subsidiary under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Company Subsidiary; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

(b) The Company and the Company Subsidiaries are in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Company Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.  The Company and the Company Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Company Subsidiary.  Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company.  There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Company Subsidiary has employed or employ any person.

SECTION 3.12  Real Property; Title to Assets.  (a)  Neither the Company nor any Company Subsidiary owns a fee interest in any real property.

(b) Section 3.12(b) of the Company Disclosure Schedule lists each parcel of real property currently leased or subleased by the Company or any Company Subsidiary, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable by the Company or any Company Subsidiary in connection therewith and each amendment to any of the foregoing (collectively, the “Lease Documents”).  True, correct and complete copies of all Lease Documents have been delivered to RLJ.  All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s Knowledge, by the other party to such lease or sublease, or person in the chain of title to such leased premises.

(c) There are no contractual or legal restrictions that preclude or restrict the ability to use any real property owned or leased by the Company or any Company Subsidiary for the purposes for which it is currently being used.  There are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, owned or leased by the Company or any Company Subsidiary other than those that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Company Material Adverse Effect.

(d) Each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer, except for any of the foregoing that do not materially interfere with the present value of the subject property.

SECTION 3.13  Intellectual Property.  Except as set forth in Section 3.13 of the Company Disclosure Schedule, (a) the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party; (b) all independent contractors who have created Intellectual Property for the Company or any of the Company Subsidiaries have executed written assignments to the Company or the applicable Company Subsidiary of their entire right, title, and interest in and to such Intellectual Property, or have executed a written, valid exclusive license to the Company or the applicable Company Subsidiary of such Intellectual Property, such that all Intellectual Property described in this Section 3.13(b) constitutes either Company Owned Intellectual Property or Company Licensed Intellectual Property; (c) and no claim has been asserted or threatened to be asserted to the Company that the conduct of the business of the Company and the Company Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property Rights of any third party; (d) with respect to each item of Intellectual Property owned by the Company or a Company Subsidiary (“Company Owned Intellectual Property”), the Company or a Company Subsidiary is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business; (e) with respect to each item of Intellectual Property licensed to the Company or a Company Subsidiary (“Company Licensed Intellectual Property”), the Company or a Company Subsidiary has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of a valid license agreement governing such Company Licensed Intellectual Property; (f) the Company Owned Intellectual Property is valid, enforceable, and subsisting, and has not been adjudged invalid or unenforceable in whole or in part, and there is no pending proceeding in which any claim has been asserted that any Company Owned Intellectual Property is invalid or unenforceable; (g) to the Knowledge of the Company, no person is engaging in any activity that infringes upon the Company Owned Intellectual Property; (h) to the Knowledge of the Company, each license of the Company Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (i) the Company is not and no other party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder; (j) neither the execution of this Agreement nor the consummation of any Transaction shall adversely affect any of the Company’s rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property; and (k) Section 3.13 of the Company Disclosure Schedule (i) lists all Open Source Software that has been included in any software distributed in any form or medium by the Company or a Company Subsidiary; (ii) states whether such Open Source Software has been modified by or for Company or a Company Subsidiary; and (iii) for all Proprietary Software that is distributed in connection with or interoperates with any Free Software, describes the interfaces between such Proprietary Software and Free Software, and lists the names of any related published application protocol interfaces (commonly known as “APIs”).  As used in this Section 3.13(k), the following terms have the following meanings: “Company Software” means any computer software licensed, sold, or distributed by the Company or a Company Subsidiary; “Open Source Software” means any software generally available to the public in source code form under licenses approved by the Open Source Initiative, which licenses include without limitation the GNU General Public License, the GNU Lesser Public License, the Mozilla Public License, the Berkeley Science Division (BSD) License, and the Apache License; “Free Software” means any Open Source Software licensed under a license agreement that requires, as a condition of being distributed or otherwise, that the source code for the Open Source Software or any derivative works thereof be made available to licensees to whom such software is distributed; “Proprietary Software” means any portion of the Company Software that has been distributed in object code form only, or that is available in source code form only upon the occurrence of an event such as cessation of business or business distress, such as part of a software code escrow.

SECTION 3.14  Taxes(a)  The Company and each of its Company Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any of its Company Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Image Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) as of the date hereof, do not have any deficiency, audit, examination, investigation or other proceeding in respect of material Taxes or Tax matters pending or proposed or threatened in writing; and (v) have provided adequate reserves in accordance with U.S. GAAP in the most recent consolidated financial statements of the Company and its Company Subsidiaries, for any material Taxes of the Company or any of its Company Subsidiaries that have not been paid, whether or not shown as being due on any Tax Return.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, or Tax allocation agreement  (other than customary contractual provisions in financing or other commercial agreements entered into in the ordinary course of business).

(c) None of the Company and its Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Image Effective Time as a result of any:  (i) change in method of accounting for a taxable period ending on or prior to the Image Effective Time under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Image Effective Time; or (iii) installment sale or intercompany transaction (as defined in Treasury regulations section 1502-13) made on or prior to the Image Effective Time.

(d) Each of the Company and its Company Subsidiaries has withheld and paid to the appropriate Taxing authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(e) Neither the Company nor any of its Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than the group, the common parent of which is or was the Company).

(f) Neither the Company nor any of its Company Subsidiaries has any material liability for the Taxes of any person (other than the Company and its Company Subsidiaries) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Neither the Company nor any of its Company Subsidiaries has any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary and any Tax authority.

(h) The Company has made available to RLJ true and correct copies of the U.S. federal income Tax Returns filed by the Company and its Company Subsidiaries for tax years 2007 through 2011.

(i) There is no contract or agreement, plan or arrangement by the Company or its Company Subsidiaries covering any person that, individually or collectively, would constitute compensation in excess of the deduction limitation set forth in Section 162(m) of the Code, except as described in the Company Reports or as may arise as a result of the Image Merger.

(j) Neither the Company nor any of its Company Subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k) The Company and its Company Subsidiaries are, and have at all times been, in compliance in all material respects with the provisions of Sections 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder, and neither the Company nor any of the Company Subsidiaries has engaged in or entered into a “listed transaction” with the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(c)(3).

(l) To the Knowledge of the Company, neither the Company nor any of its Company Subsidiaries or affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Mergers from qualifying as an integrated exchange governed by the provisions of Section 351 of the Code.

(m) Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the Knowledge of the Company or any of its Company Subsidiaries, threatening to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(n) There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except liens for current Taxes not yet due.

(o) None of the Company and its Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p) As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes,”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (i) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Governmental Authority relating to Taxes.

SECTION 3.15  Environmental Matters.  Except as described in Section 3.15 of the Company Disclosure Schedule or as would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Company Material Adverse Effect, (a) none of the Company nor any of the Company Subsidiaries has violated or is in violation of any Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (d) none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens); (e) each of the Company and each Company Subsidiary has all permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”); and (f) each of the Company and each Company Subsidiary has always been and is in compliance with its Environmental Permits.

SECTION 3.16  Company Rights Agreement.  On January 8, 2010, that certain Rights Agreement, between the Company and Computershare Trust Company, N.A., as rights agent, dated as of October 31, 2005, as amended (the “Company Rights Agreement”), was terminated pursuant to its terms and the Company is not a party to any other rights agreement.  As a result of the termination of the Company Rights Agreement, the holders of the Company’s preferred stock purchase rights (“Rights”) issued pursuant to the Company Rights Agreement no longer hold Rights and are no longer entitled to the rights set forth in the Company Rights Agreement.

SECTION 3.17  Material Contracts.  (a)   Subsections (i) through (xi) of Section 3.17(a) of the Company Disclosure Schedule list  the following types of contracts and agreements to which the Company or any Company Subsidiary is a party (such contracts and agreements  as are required to be set forth in Section 3.17(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)	each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Company Subsidiaries;

(ii)
the contracts and agreements that account for approximately ninety-two percent (92%) of the consolidated revenue of the Company and the Company Subsidiaries for the twelve month period ended December 31, 2011, which contracts and agreements are set forth on Section 3.17(a)(ii) of the Company Disclosure Schedule;

(iii)
all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party;

(iv)
all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(v)	all contracts and agreements evidencing indebtedness;

(vi)	all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party;

(vii)
all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

(viii)	all contracts and agreements providing for benefits under any Plan;

(ix)
all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

(x)	all contracts for employment required to be listed in Section 3.10 of the Company Disclosure Schedule; and

(xi)
all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company, any Company Subsidiary or the conduct of their respective businesses, or the absence of which would, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would have a Company Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the Knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in material breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s Knowledge, no other party is in breach or violation of, or default under, any Material Contract; (iii) the Company and the Company Subsidiaries have not received any claim of default under any such agreement; and (iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of the Company or any Company Subsidiary under any Material Contract.  The Company has furnished or made available to RLJ true and complete copies of all Material Contracts, including any amendments thereto.

SECTION 3.18  Insurance.  (a)  Section 3.18(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy under which the Company or any Company Subsidiary has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past three (3) years, (i) the name of the insurer, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium charged. All material insurable risks of the Company and the Company Subsidiaries in respect of the businesses of each are covered by such insurance policies.

(b) With respect to each such insurance policy:  (i) the policy is, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c) At no time subsequent to April 1, 2009 has the Company or any Company Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in Section 3.18(a) of the Company Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect.

SECTION 3.19  Board Approval; Vote Required.  (a)  The Special Committee, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Image Merger are in the best interests of the Company and its stockholders and (ii) recommended to the Company Board that it approve and adopt this Agreement and declare its advisability and approve the Image Merger and the other Transactions.  The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Image Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Image Merger and declared their advisability, (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Image Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting and (iv) confirmed that the Company Stock Options will be terminated prior to the Image Effective Time.

(b) The only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Image Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval and adoption of this Agreement.

SECTION 3.20  Customers and Suppliers.  Section 3.20 of the Company Disclosure Schedule sets forth a true and complete list of the top ten customers of the Company and its Company Subsidiaries (based on the revenue from such customer during the 12-month period ended December 31, 2011.  No customer that accounted for more than two percent of the Company’s consolidated revenues during the 12-month period ended December 31, 2011 and no material supplier of the Company and its Company Subsidiaries, (i) has cancelled or otherwise terminated any contract with the Company or any Company Subsidiary prior to the expiration of the contract term, (ii) has returned, or threatened to return, a substantial amount of any of the products, equipment, goods and services purchased from the Company or any Company Subsidiary, or (iii) to the Company’s Knowledge, has threatened, or indicated its intention, to cancel or otherwise terminate its relationship with the Company or its Company Subsidiaries or to reduce substantially its purchase from or sale to the Company or any Company Subsidiary of any products, equipment, goods or services.  Neither the Company nor any Company Subsidiary has (i) breached, in any material respect, any agreement with or (ii) engaged in any fraudulent conduct with respect to, any such customer or supplier of the Company or a Company Subsidiary.

SECTION 3.21  Certain Business Practices.  None of the Company, any Company Subsidiary or, to the Company’s Knowledge, any directors or officers, agents or employees of the Company or any Company Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any payment in the nature of criminal bribery.

SECTION 3.22      Interested Party Transactions.  No director, officer or other affiliate of the Company or any Company Subsidiary has or has had, directly or indirectly, (i) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (iii) a beneficial interest in any contract or agreement disclosed in Section 3.17(a) of the Company Disclosure Schedule; or (iv) any contractual or other arrangement with the Company or any Company Subsidiary; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 3.22.  The Company and the Company Subsidiaries have not, since April 1, 2009, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 3.23  Opinion of Financial Advisor.  The Company has received the written opinion of Salem Partners LLC, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Per Share Merger Consideration is fair, from a financial point of view, to the Company’s stockholders, a copy of which opinion will be delivered to RLJ promptly after the date of this Agreement.

SECTION 3.24  Brokers.  No broker, finder or investment banker (other than EarlyBirdCapital, Inc. and Salem Partners LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.  The Company has heretofore furnished to RLJ a complete and correct copy of all agreements between the Company and EarlyBirdCapital, Inc. and between the Company and Salem Partners LLC, pursuant to which such firms would be entitled to any payment relating to the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF RLJ

As an inducement to the Company to enter into this Agreement, and subject to the disclosure set forth in the disclosure schedule which has been prepared by RLJ and delivered by RLJ to the Company concurrently with the execution of this Agreement (the “RLJ Disclosure Schedule”), RLJ hereby represents and warrants to the Company that:

SECTION 4.01  Corporate Organization.  RLJ is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay RLJ from performing its obligations under this Agreement and would not have a RLJ Material Adverse Effect.

SECTION 4.02  Certificate of Incorporation and By-Laws.  RLJ has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and the By-Laws of RLJ, as amended to date.  Such Certificate of Incorporation and By-Laws are in full force and effect.  RLJ is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

SECTION 4.03  Capitalization.  (a)  The authorized capital stock of RLJ consists of (i) 250,000,000 shares of RLJ Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share (“RLJ Preferred Stock”).  As of the date of this Agreement, (i) 17,968,750 shares of RLJ Common Stock are issued and outstanding (which includes 13,622,664 shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable, (ii) no shares of RLJ Common Stock are held in the treasury of RLJ, and (iii) 21,041,667 shares of RLJ Common Stock are reserved for future issuance pursuant to warrants.  As of the date of this Agreement, there are no shares of RLJ Preferred Stock issued and outstanding.  Except as set forth in this Section 4.03, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of RLJ or obligating RLJ to issue or sell any shares of capital stock of, or other equity interests in, RLJ.  All shares of RLJ Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.  There are no outstanding contractual obligations of RLJ to repurchase, redeem or otherwise acquire any shares of RLJ Common Stock.  There are no outstanding contractual obligations of RLJ to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(b) RLJ shall cause the shares of Holdings Common Stock to be issued pursuant to the Mergers in accordance with Section 2.01 (i) to be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, Holdings’ Certificate of Incorporation or By-Laws or any agreement to which the Holdings shall be a party or be bound and (ii) to be, when issued, registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

SECTION 4.04  Authority Relative to This Agreement.  RLJ has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.  The execution and delivery of this Agreement by RLJ and the consummation by RLJ of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of RLJ are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the RLJ Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of RLJ Common Stock, and the filing and recordation of appropriate merger documents as required by Nevada Law).  This Agreement has been duly and validly executed and delivered by RLJ and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of RLJ, enforceable against RLJ in accordance with its terms.

SECTION 4.05  No Conflict; Required Filings and Consents.  (a)  The execution and delivery of this Agreement by RLJ do not, and the performance of this Agreement by RLJ will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of either RLJ, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to RLJ or by which any of its property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of RLJ pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which RLJ is a party or by which RLJ or any of its property or assets is bound or affected, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay RLJ from performing its obligations under this Agreement and would not have a RLJ Material Adverse Effect.

(b) The execution and delivery of this Agreement by RLJ do not, and the performance of this Agreement by RLJ will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act,  and filing and recordation of appropriate merger documents as required by the DGCL and Nevada Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent RLJ from performing its material obligations under this Agreement.

SECTION 4.06      Permits; Compliance.  Except as disclosed in Section 4.06 of the RLJ Disclosure Schedule, RLJ is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for RLJ to own, lease and operate its properties or to carry on its business as it is now being conducted (the “RLJ Permits”).  No suspension or cancellation of any of the RLJ Permits is pending or, to the knowledge of RLJ, threatened.  RLJ is not in conflict with, or in default, breach or violation of, (a) any Law applicable to RLJ or by which any property or asset of RLJ is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, RLJ Permit, franchise or other instrument or obligation to which RLJ is a party or by which RLJ or any property or asset of RLJ is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay RLJ from performing its obligations under this Agreement and would not have a RLJ Material Adverse Effect.

SECTION 4.07  SEC Filings; Financial Statements.  (a)  RLJ has filed all forms, reports and documents required to be filed by it with the SEC since its inception, together with any amendments, restatements or supplements thereto, and will file all such forms, reports and documents required to be filed subsequent to the date of this Agreement (the “Additional RLJ SEC Reports”).  RLJ has made available to the Company, in the form filed with the SEC, (i) its Quarterly Reports on Form 10-Q for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011, and (ii) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (i) above) filed by the Company with the SEC since its inception (the forms, reports and other documents referred to in clauses (i) and (ii) above being, collectively, the “RLJ SEC Reports”).

 The RLJ SEC Reports were, and the Additional RLJ SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder.  The RLJ SEC Reports did not, and the Additional RLJ SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any RLJ SEC Report or Additional RLJ SEC Report has been or is revised or superseded by a later filed RLJ SEC Report or Additional RLJ SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the RLJ SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of RLJ as at the respective dates thereof and for the respective periods indicated therein.

(c) Except as and to the extent set forth on the balance sheet of RLJ as at December 31, 2011, including the notes thereto (the “2011 RLJ Balance Sheet”), RLJ has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities and obligations incurred since the date of the 2011 RLJ Balance Sheet in the ordinary course of business which are not, individually or in the aggregate, material to RLJ; (ii) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement; and (iii) liabilities and obligations which are not, individually or in the aggregate, material to RLJ.

(d) RLJ has heretofore furnished to the Company complete and correct copies of all amendments and modifications that have not been filed by RLJ with the SEC to all agreements, documents and other instruments that previously had been filed by RLJ with the SEC and are currently in effect.

(e) RLJ has made available to the Company all comment letters received by RLJ from the SEC or the staff thereof since its inception and all responses to such comment letters filed by or on behalf of RLJ.

(f) To the knowledge of RLJ, each director and executive officer of RLJ has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(g) RLJ has timely filed and made available to the Company all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any RLJ SEC Report (the “RLJ Certifications”).  Each of the RLJ Certifications is true and correct.  RLJ maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Company and its Company Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents.  Section 4.07(g) of the RLJ Disclosure Schedule lists, and RLJ has made available to the Company, complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.  As used in this Section 4.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(h) RLJ maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.  RLJ has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  RLJ maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Section 4.07(h) of the RLJ Disclosure Schedule lists, and RLJ has made available to the Company complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(i) Section 4.07(i) of the RLJ Disclosure Schedule contains a description of all non-audit services performed by RLJ’s auditors for RLJ since the date of RLJ’s formation and the fees paid for such services; further, all such non-audit services were approved by the audit committee of the RLJ Board.  RLJ has no off-balance sheet arrangements.

(j) Neither RLJ nor, to the knowledge of RLJ, any manager, director, officer, employee, auditor, accountant or representative of RLJ has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of RLJ or their respective internal accounting controls, including any complaint, allegation, assertion or claim that RLJ has engaged in questionable accounting or auditing practices.  No attorney representing RLJ, whether or not employed by RLJ, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by RLJ or any of its officers, directors, employees or agents to the RLJ Board or any committee thereof or to any director or officer of RLJ.  Since RLJ’s inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the RLJ Board or any committee thereof.

(k) To the knowledge of RLJ, no employee of RLJ has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law.  Neither RLJ nor any officer, employee, contractor, subcontractor or agent of RLJ has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of RLJ in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(l) All accounts payable of RLJ reflected on the 2011 RLJ Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business.  Since the date of the 2011 RLJ Balance Sheet, RLJ has not altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

SECTION 4.08  Absence of Certain Changes or Events.  Since December 31, 2011, except as set forth in Section 4.08 of the RLJ Disclosure Schedule, or as expressly contemplated by this Agreement, or specifically disclosed in any RLJ SEC Report filed since December 31, 2011 and prior to the date of this Agreement, (a) RLJ has conducted its business only in the ordinary course and in a manner consistent with past practice, and (b) there has not been any RLJ Material Adverse Effect.

SECTION 4.09  Absence of Litigation.  Except as set forth in Section 4.09 of the RLJ Disclosure Schedule, there is no Action pending or, to the knowledge of RLJ, threatened against RLJ, or any property or asset of RLJ, before any Governmental Authority.  Neither RLJ nor any material property or asset of RLJ is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of RLJ, continuing investigation by, any Governmental Authority.

SECTION 4.10  Board Approval; Vote Required.  (a)  The RLJ Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Mergers are fair to and in the best interests of RLJ and its stockholders, (ii) approved this Agreement and the Mergers and declared their advisability, (iii) recommended that the stockholders of RLJ approve and adopt this Agreement and approve the Mergers and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by RLJ’s stockholders at the RLJ Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of RLJ necessary to approve this Agreement, the RLJ Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of RLJ Common Stock in favor of the approval and adoption of this Agreement.

SECTION 4.11  Operations of Holdings, RLJ Sub and Image Sub.  Holdings shall be a direct, wholly owned subsidiary of RLJ, formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  Each of RLJ Sub and Image Sub shall be a direct, wholly owned subsidiary of Holdings, formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  As of the Closing, each of Holdings, RLJ Sub or Image Sub shall have engaged in no other business activities and shall have conducted its operations only as contemplated by this Agreement.

SECTION 4.12  Tax Matters.To the knowledge of RLJ, neither RLJ nor any of its affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Mergers from qualifying as an integrated exchange governed by the provisions of Section 351 of the Code.

SECTION 4.13  Brokers.  No broker, finder or investment banker (other than Lazard Capital Markets and Lazard Middle Market) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of RLJ.  RLJ has heretofore furnished to the Company a complete and correct copy of all agreements between RLJ and Lazard Capital Markets and between RLJ and Lazard Middle Market, pursuant to which such firms would be entitled to any payment relating to the Transactions.

SECTION 4.14  RLJ Trust Fund.  (a)  As of the date of this Agreement (and immediately prior to the Image Effective Time), RLJ has (and will have immediately prior to the Image Effective Time) at least that amount set forth on RLJ’s balance sheet dated as of December 31, 2011 (which has previously been delivered to the Company) less (i) Taxes paid or payable with respect thereto, (ii) up to two million dollars ($2,000,000) in interest income (net of franchise and income taxes payable) which may be used by RLJ for working capital purposes and (iii) distributions to RLJ of the amount requested by RLJ to be used to redeem the shares of RLJ Common Stock held by stockholders of RLJ who shall have exercised their Redemption Rights (the “Minimum Trust Amount”) in the trust fund established by RLJ for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at J.P. Morgan Chase Bank (the “Trust Account”), such monies invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and held in trust by Continental Stock Transfer & Trust Co. (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of February 22, 2011, between RLJ and the Trustee (the “Trust Agreement”).  Upon consummation of the Mergers and notice thereof to the Trustee pursuant to the Trust Agreement, RLJ shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of RLJ due and owing or incurred at or prior to the Image Effective Time shall be paid as and when due, including all amounts payable (i) to stockholders of RLJ who shall have exercised their Redemption Rights, (ii) to the underwriters, of approximately $3.6 million, for deferred underwriting commissions placed in the Trust Fund and payable upon consummation of the Merger, (iii) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (iv) to the Trustee for fees and costs incurrent in accordance with the Trust Agreement; and (v) to third parties (e.g., professionals, printers, etc.) who have rendered services to RLJ in connection with its efforts to effect the Mergers.

(b) As of the Image Effective Time, those obligations of RLJ to dissolve or liquidate within a specified time period as contained in RLJ’s Articles of Incorporation will be terminated and RLJ shall have no obligation whatsoever to dissolve and liquidate the assets of RLJ by reason of the consummation of the Mergers, and no RLJ stockholder shall be entitled to receive any amount from the Trust Fund or the Company except, with respect to the Trust Fund only, to the extent such stockholder exercises its Redemption Right.

SECTION 4.15  Prior Business Operations.  RLJ has limited its activities to those activities (a) contemplated in the Prospectus or (b) otherwise necessary to consummate the transactions contemplated by this Agreement, the Preferred Stock Purchase Agreement and the Acorn Purchase Agreement.  RLJ has no employees, employee benefit plans or subsidiaries and, as of the date of Closing, shall have no subsidiaries other than Holdings, RLJ Sub and Image Sub.

SECTION 4.16       Investment Company Act.  RLJ is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGERS

SECTION 5.01  Conduct of Business by the Company Pending the Mergers.  The Company agrees that, between the date of this Agreement and the Image Effective Time, except as expressly contemplated by any other provision of this Agreement, unless RLJ shall otherwise consent in writing, such consent not to be unreasonably withheld:

(i)        the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

(ii)       the Company shall use all reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Image Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of RLJ, which consent shall not be unreasonably withheld:

(a)  amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

(b)  issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (except for the issuance of up to a maximum of Twelve Million Nine Hundred Fifty Six Thousand and Nine Hundred Eighty Six (12,956,986) shares of Company Common Stock issuable pursuant to employee stock options to purchase shares of Company Common Stock outstanding on the date hereof) or (ii) any assets of the Company or any Company Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(c)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d)  reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e)  (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (iv) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $1,000,000 or capital expenditures which are, in the aggregate, in excess of $5,000,000 for the Company and the Company Subsidiaries taken as a whole (excluding costs of production, licenses and distribution arrangements in the ordinary course); or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(e);

(f)       hire any additional employees or consultants except in the ordinary course of business or to fill current vacancies or vacancies arising after the date of this Agreement due to the termination of any employee’s employment or consultant’s services, or increase the compensation payable or to become payable or the benefits provided to its directors, officers, employees or consultants, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any Company Subsidiary who are not directors or officers of the Company, or grant any severance or termination pay to, or enter into any employment, consulting or severance agreement with, any director, officer, employee or consultant of the Company or of any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee except as required by Law;

(g)  exercise its discretion with respect to or otherwise voluntarily accelerate the vesting of any Company Stock Option as a result of the Merger, any other change of control of the Company (as defined in the Company Stock Option Plans) or otherwise;

(h)  take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

(i)       make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability;

(j)       pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice;

(k)  amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder, except in the ordinary course of business;

(l)       commence or settle any Action;

(m)     permit any item of Company Owned Intellectual Property to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every item of Company Owned Intellectual Property, except in the ordinary course of business;

(n)       fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

(o)      announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 5.02  Conduct of Business by RLJ Pending the Mergers.  Except as expressly contemplated by any other provision of this Agreement, RLJ agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Image Effective Time, RLJ shall not, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Company:

(a)  engage in any action that could reasonably be expected to cause the Mergers to fail to qualify as an “integrated exchange” governed by the provisions of Section 351 of the Code; or

(b)      take any action that would reasonably be likely to prevent, interfere with or materially delay the Mergers.

SECTION 5.03  Claims Against Trust Account.  (a)  The Company understands that, except for a portion of the interest earned on the amounts held in the Trust Fund, RLJ may disburse monies from the Trust Fund only: (i) to its public stockholders who exercise their Redemption Rights or in the event of the dissolution and liquidation of RLJ, (ii) to RLJ (less RLJ’s deferred underwriting compensation only) after RLJ consummates a business combination (as described in the Prospectus) or (iii) as consideration to the sellers of a target business with which RLJ completes a business combination.

(b) The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Image Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and RLJ on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 5.03(b) as the “Claims”).  Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof.  In the event that the Company commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to RLJ, which proceeding seeks, in whole or in part, relief against the Trust Fund or the public stockholders of RLJ, whether in the form of money damages or injunctive relief, RLJ shall be entitled to recover from the Company the associated legal fees and costs in connection with any such action, in the event RLJ prevails in such action or proceeding.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01  Registration Statement; Proxy Statement.  (a)  As promptly as practicable after the execution of this Agreement, (i) RLJ and the Company shall prepare and file with the SEC the joint proxy statement/prospectus (as amended or supplemented, the “Joint Proxy Statement”) to be sent to the stockholders of the Company relating to the meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”) to be held to consider to be held to consider, among other things, (1)  approval and adoption of this Agreement and (2) an adjournment proposal and (B) to the stockholders of RLJ relating to the meeting of RLJ’s stockholders (the “RLJ Stockholders’ Meeting”) to be held to consider, among other things,  approval and adoption of (1) this Agreement, and (3) any other proposals the parties deem necessary to effectuate the Merger and (ii) Holdings shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Joint Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Holdings Common Stock to be issued to the stockholders of the Company pursuant to the Mergers. Holdings, RLJ and the Company each shall use their reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Holdings and RLJ shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Holdings Common Stock pursuant to the Mergers.  The Company shall furnish all information concerning the Company as Holdings and RLJ may reasonably request in connection with such actions and the preparation of the Registration Statement and Joint Proxy Statement.  As promptly as practicable after the Registration Statement shall have become effective, the Company and RLJ shall each mail the Joint Proxy Statement to its respective stockholders.

(b) Except as provided in Section 6.04(c), the Company covenants that none of the Company Board or any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to RLJ, the approval or recommendation by the Company Board or any committee thereof of this Agreement, the Image Merger or any other Transaction (the “Company Recommendation”) and the Joint Proxy Statement shall include the recommendation of the Company Board to the stockholders of the Company in favor of approval and adoption of this Agreement and approval of the Merger.

(c) No amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by Holdings, RLJ or the Company without the approval of the other parties (such approval not to be unreasonably withheld or delayed).  Holdings, RLJ and the Company each will advise the others, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Holdings Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(d) RLJ represents that the information supplied by RLJ for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and RLJ, (iii) the time of the Company Stockholders’ Meeting, (iv) the time of the RLJ Stockholders’ Meeting, and (v) the Image Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If, at any time prior to the Image Effective Time, any event or circumstance relating to RLJ, or its officers or directors, should be discovered by RLJ which should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement, RLJ shall promptly inform the Company.  All documents that RLJ is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and the stockholders of RLJ, (iii) the time of the Company Stockholders’ Meeting, (iv) the time of the RLJ Stockholders’ Meeting, and (v) the Image Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If, at any time prior to the Image Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement, the Company shall promptly inform RLJ.  All documents that the Company is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

SECTION 6.02  Stockholders’ Meetings.  (a)  The Company shall call and hold the Company Stockholders’ Meeting as promptly as practicable for the purpose of voting upon the approval and adoption of this Agreement and the Company shall use its reasonable efforts to hold the Company Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective.  The Company shall use its reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders, except in the event and to the extent that the Company Board, in accordance with Section 6.04(c), withdraws or modifies its recommendation to the stockholders of the Company in favor of the approval and adoption of this Agreement.

(b) RLJ shall call and hold the RLJ Stockholders’ Meeting as promptly as practicable for the purpose of voting upon the approval and adoption of this Agreement and RLJ shall use its reasonable efforts to hold the RLJ Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective.  RLJ shall use its reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders.

SECTION 6.03  Access to Information; Confidentiality.  (a)  Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or RLJ or any of their respective subsidiaries is a party or pursuant to applicable Law, from the date of this Agreement until the Image Effective Time, the Company and RLJ shall (and shall cause their respective subsidiaries to):  (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request.

(b) All information obtained by the parties pursuant to this Section 6.03 shall be kept confidential in accordance with the confidentiality agreement, dated September 6, 2011 (the “Confidentiality Agreement”), between RLJ and the Company.

(c) No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(d) The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of each Transaction.

(e) Notwithstanding anything in this agreement to the contrary, each party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

SECTION 6.04  No Solicitation of Transactions.  (a)  The Company agrees that neither it nor any Company Subsidiary nor any of the directors, officers or employees of it or any Company Subsidiary will, and that it will cause its and its Company Subsidiaries’ agents, advisors and other representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any Company Subsidiary), not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or (ii) enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any Competing Transaction, or (iv) authorize or permit any of the officers, directors or employees of the Company or any of its Company Subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Company Subsidiaries, to take any such action.  The Company shall notify RLJ as promptly as practicable (and in any event within one (1) day after the Company attains knowledge thereof), orally and in writing, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer or inquiry or contact (including material amendments or proposed material amendments).  The Company shall provide RLJ with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Competing Transaction.  The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction.  The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party and the Company also agrees to promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) the Company or any Company Subsidiary, if any, to return (or if permitted by the applicable confidentiality agreement, destroy) all confidential information heretofore furnished to such person by or on behalf of the Company or any Company Subsidiary and, if requested by RLJ, to enforce such person’s obligation to do so.

(b) Notwithstanding anything to the contrary in this Section 6.04, the Company Board may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer (a “Proposal”) regarding a Competing Transaction, and the Company Board has (i) determined, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation, including EarlyBirdCapital, Inc.), that such Proposal constitutes a Superior Proposal, or is reasonably likely to result in a Superior Proposal, (ii) determined, in its good faith judgment after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), that, in light of such Proposal, the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations to the Company and its stockholders under applicable Law, (iii) provided written notice to RLJ of its intent to furnish information or enter into discussions with such person at least three (3) business days prior to taking any such action, and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement).

(c) Except as set forth in this Section 6.04(c), neither the Company Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Holdings or RLJ, the Company Recommendation (a “Change in the Company Recommendation”) or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction.  Notwithstanding the foregoing, if the Company Board determines, in its good faith judgment prior to the time of the Company Stockholders’ Meeting and after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), that it is required to make a Change in the Company Recommendation to comply with its fiduciary obligations to the Company and its stockholders under applicable Law, the Company Board may recommend a Superior Proposal, but only (i) after providing written notice to RLJ (a “Notice of Superior Proposal”) advising RLJ that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so, and (ii) if RLJ does not, within five (5) business days of RLJ’s receipt of the Notice of Superior Proposal, make an offer that the Company Board determines, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation, including EarlyBirdCapital, Inc.) to be at least as favorable to the Company’s stockholders as such Superior Proposal.  Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal or offer for a Competing Transaction or otherwise in order to comply with its fiduciary obligations to the Company and its stockholders under applicable Law or Rule 14d-9 or 14e-2 will not constitute a violation of this Agreement, provided that such disclosure states that no action will be taken by the Company Board in violation of this Section 6.04(c).  Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Stockholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Competing Transaction, or by any Change in the Company Recommendation.  The Company shall not submit to the vote of its stockholders any Competing Transaction, or propose to do so.

(d) A “Competing Transaction” means any of the following (other than the Transactions):  (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary; (ii) any sale, lease, exchange, transfer or other disposition of all or a substantial part of the assets of the Company or of any Company Subsidiary; (iii) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company or of any Company Subsidiary; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company or of any Company Subsidiary; (v) any solicitation in opposition to approval and adoption of this Agreement by the Company’s stockholders; or (vi) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay any of the Transactions.

(e) A “Superior Proposal” means an unsolicited written bona fide offer to consummate any of the following transactions made by a third party that the Company Board determines, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation, including EarlyBirdCapital, Inc.), is capable of doing so:  (i) a merger, consolidation, share exchange, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; or (ii) the acquisition by any person or group (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of 100% of the then outstanding shares of stock of the Company, in each case on terms (including conditions to consummation of the contemplated transaction) that the Company Board determines, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation, including EarlyBirdCapital, Inc.), to be more favorable to the Company stockholders than the Transactions and for which financing, to the extent required, is then committed.

SECTION 6.05  Employee Benefits MattersEmployees of the Company or any Company Subsidiary shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by Holdings or any of its subsidiaries for service accrued or deemed accrued prior to the Image Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

SECTION 6.06  Directors’ and Officers’ Indemnification and Insurance.  (a)  The Certificate of Incorporation and By-laws of the Image Surviving Corporation and Holdings shall contain provisions no less favorable with respect to indemnification than are set forth in Article 8 of the Certificate of Incorporation and Article 9 of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Image Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Image Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

(b)      The Image Surviving Corporation shall maintain in effect for at least six years from the Image Effective Time, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Image Surviving Corporation or Holdings may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Image Effective Time

SECTION 6.07  Notification of Certain Matters.  The Company shall give prompt notice to RLJ, and RLJ shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company or RLJ, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.08     Company Affiliates.  No later than thirty (30) days after the date of this Agreement, the Company shall deliver to RLJ a list of names and addresses of those persons who were, in the Company’s reasonable judgment, on the date of delivery of such list, affiliates (within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person being a “Company Affiliate”)) of the Company.  The Company shall provide RLJ with such information and documents as RLJ shall reasonably request for purposes of reviewing such list.  The Company shall use its reasonable efforts to deliver or cause to be delivered to RLJ, prior to the Image Effective Time, an affiliate letter in the form attached hereto as Exhibit C, executed by each of the Company Affiliates identified in the foregoing list and any person who shall, to the Knowledge of the Company, have become a Company Affiliate subsequent to the delivery of such list.

SECTION 6.09  Further Action; Reasonable Efforts.  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions and (ii) use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger; provided that neither Holdings nor RLJ will be required by this Section 6.09 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets that are material to RLJ, the Company and their subsidiaries, taken as a whole, or (B) limits RLJ’s freedom of action with respect to, or its ability to retain, the Company and the Company Subsidiaries or any portion thereof or any of RLJ’s or its affiliates’ other assets or businesses.  In case, at any time after the Image Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable efforts to take all such action.

SECTION 6.10  Integrated Exchange.  (a)  The Mergers, together with the transactions contemplated by the Preferred Stock Purchase Agreement, are intended to be treated as an integrated exchange governed by the provisions of Section 351 of the Code.  From and after the date of this Agreement and until the later of the Image Effective Time or the RLJ Effective Time, each party hereto shall use its reasonable efforts to cause the Mergers, together with the transactions contemplated by the Preferred Stock Purchase Agreement, to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Mergers, together with the transactions contemplated by the Preferred Stock Purchase Agreement, from qualifying, as an integrated exchange governed by the provisions of Section 351 of the Code.  Following the Image Effective Time and the RLJ Effective Time, none of Holdings, the Image Surviving Corporation, the RLJ Surviving Corporation, nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Mergers, together with the transactions contemplated by the Preferred Stock Purchase Agreement, to fail to qualify as an integrated exchange governed by the provisions of Section 351 of the Code.

(b) As of the date hereof, the Company does not know of any reason (i) why it would not be able to deliver to counsel to the Company and RLJ, at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firm[s] to deliver the legal opinions contemplated by Section 7.02(f) and Section 7.03(d), and the Company hereby agrees to deliver such certificates effective as of the date of such opinions or (ii) why counsel to the Company and RLJ would not be able to deliver the opinions required by Section 7.02(f) and Section 7.03(d).  The Company will deliver such certificates to counsel to the Company and RLJ.

(c) As of the date hereof, RLJ does not know of any reason (i) why it would not be able to deliver to counsel to the Company and RLJ, at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Section 7.02(f) and Section 7.03(d), and RLJ hereby agrees to deliver such certificates effective as of the date of such opinions or (ii) why counsel to the Company and RLJ would not be able to deliver the opinions required by Section 7.02(f) and Section 7.03(d).  RLJ will deliver such certificates to counsel to the Company and RLJ.

SECTION 6.11  Obligations of Holdings, RLJ Sub and Image Sub.  RLJ and the Company agree that each of Holdings, RLJ Sub and Image Sub shall become a party to this Agreement for all purposes hereunder as soon as practicable after the formation of each of Holdings, RLJ Sub and Image Sub pursuant to a joinder agreement reasonably satisfactory to both RLJ and the Company.  RLJ shall cause each of Holdings, RLJ Sub and Image Sub to become a party to this Agreement for all purposes hereunder as soon as practicable after such formation, and to execute and deliver such joinder agreement. Following such time, RLJ shall take all action necessary to cause each of Holdings, RLJ Sub and Image Sub to perform its obligations under this Agreement and to consummate the Mergers on the terms and subject to the conditions set forth in this Agreement.

SECTION 6.12  Consents of Accountants.  RLJ and the Company will each use all reasonable efforts to cause to be delivered to each other consents from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

SECTION 6.13  Nasdaq Listing.  Holdings shall promptly prepare and submit to The NASDAQ Stock Market (“Nasdaq”) a listing application covering the shares of Holdings Common Stock to be issued in the Mergers and pursuant to the Converted Warrants, and shall use its reasonable efforts to obtain, prior to the Image Effective Time, approval for the listing of such Holdings Common Stock, subject to official notice of issuance to Nasdaq, and the Company shall cooperate with Holdings with respect to such listing.

SECTION 6.14  Subsequent Financial Statements.  The Company shall, if practicable, consult with RLJ prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any report or document with the SEC after the date of this Agreement, it being understood that RLJ shall have no liability by reason of such consultation.

SECTION 6.15  Public Announcements.  The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of RLJ and the Company.  Thereafter, unless otherwise required by applicable Law or the requirements of the OTCBB, each of RLJ and the Company shall each use its reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Mergers or any of the other Transactions.

SECTION 6.16  Board of Directors and Officers of Holdings.  Holdings shall take all such action as may be necessary to cause (a) Robert Johnson, as Executive Chairman, Ted Green, Peter Edwards, as Vice Chairman, Miguel Penella, H. Van Sinclair and John Hyde to be appointed to the Board of Directors of Holdings as of the Image Effective Time, to serve until the next annual election of directors of Holdings and (b) Ted Green to be appointed as Holdings’ Chief Executive Officer as of the Image Effective Time and Miguel Penella to be appointed as Holdings’ Chief Operating Officer as of the Image Effective Time.  As of the Image Effective Time, no executives of Holdings other than Ted Green will be senior to Miguel Penella in Holdings’ management structure.

SECTION 6.17  FINRA Notification.  RLJ and the Company shall each prepare and file an Issuer Company-Related Action Notification Form (the “FINRA Notifications”) with the Financial Industry Regulatory Authority (“FINRA”) applicable to the issuance of shares of Holdings Common Stock hereunder and in connection with the other corporate actions to be taken by RLJ and the Company as contemplated hereunder.  Each party shall use its reasonable efforts to assist the other party as may be necessary to prepare and file the FINRA Notifications and any responses to comments or inquiries made by FINRA with regard to the FINRA Notifications.

SECTION 6.18  Acorn Purchase Agreement.  If, prior to the Image Effective Time, RLJ shall be required to pay the Termination Fee (as defined in the Acorn Purchase Agreement) to Acorn, then the Company shall be responsible for and shall pay to RLJ an amount equal to one-half of the Termination Fee actually paid by RLJ to Acorn, not to exceed $500,000.  Such payment by the Company shall be made simultaneously with any payment by RLJ to Acorn.  RLJ shall provide prior written notice to the Company that a payment of the Termination Fee shall be payable by RLJ (together with reasonable evidence of the amount actually paid).

SECTION 6.19  Madacy Entertainment, LP Put Right.  RLJ and the Company shall cooperate with each other in good faith regarding any discussions or negotiations in connection with Madacy Entertainment, LP’s right to require the Company to purchase all of Madacy Entertainment, LP’s interests in Image/Madacy Home Entertainment, a joint venture between the Company and Madacy Entertainment, LP, as a result of the Closing (the “Put Right”); provided, however that the Company shall not, except with the prior written consent of RLJ, which shall not be unreasonably withheld, make any payment to Madacy Entertainment, LP or take any other action with respect to the Put Right.  The Company shall allow RLJ to review and provide comments to all notices proposed to be sent to Madacy Entertainment, LP regarding the Put Right.

SECTION 6.20  401(k) Plan.  Prior to the Image Effective Time, the Company shall cause the Image Entertainment, Inc. 401(k) Plan and Trust to either be amended or terminated, in such manner as RLJ and the Company shall reasonably agree, effective no later than immediately prior to the Image Effective Time.  The Company shall, prior to the Image Effective Time, provide RLJ with evidence satisfactory to RLJ that the actions set forth in the preceding sentence have been taken.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01  Conditions to the Obligations of Each Party.  The obligations of the Company, RLJ, Holdings, RLJ Sub and Image Sub to consummate the Mergers are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a)  Registration Statement.  The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

(b)  Company Stockholder Approval.  This Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company’s Certificate of Incorporation.

(c)  RLJ Stockholder Approval.  This Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of RLJ in accordance with the Joint Proxy Statement.

(d)  No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an “Order”) which is then in effect and has the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers.

(e)  U.S. Antitrust Approvals and Waiting Periods.  Any waiting period (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated.

(f)  Governmental Consents.  All consents, approvals and authorizations legally required to be obtained to consummate the Mergers shall have been obtained from and made with all Governmental Entities.

(g)  Acorn Purchase Agreement.  The Acorn Purchase Agreement shall not have been terminated and all conditions to the consummation of the transactions contemplated by the Acorn Purchase Agreement shall have been satisfied (or to the extent legally permissible, waived) in accordance with the Acorn Purchase Agreement, all on terms reasonably satisfactory to RLJ and the Company.

(h)  Available Cash.  After giving effect to (i) the exercise of Redemption Rights by holders of the outstanding shares of RLJ Common Stock, (ii) the sale and issuance by RLJ of RLJ Common Stock or other securities of RLJ, if any, between the date of this Agreement and the Image Effective Time and (iii) the draw down by RLJ of amounts under any credit facility or other loan arrangement available to RLJ as of the Image Effective Time, RLJ shall have at least an aggregate of Ninety Two Million Dollars ($92,000,000) of cash held either in or outside of the Trust Account.

SECTION 7.02  Conditions to the Obligations of RLJ, Holdings, RLJ Sub and Image Sub.  The obligations of RLJ, Holdings, RLJ Sub and Image Sub to consummate the Mergers are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)  Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Image Effective Time, as though made on and as of the Image Effective Time, except to the extent expressly made as of an earlier date, in which case as of such earlier date (provided that any representation or warranty that is qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the Image Effective Time, or as of such particular earlier date, as the case may be).

(b)  Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Image Effective Time.

(c)  Officer Certificate.  The Company shall have delivered to RLJ a certificate, dated the date of the Closing, signed by the President of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

(d)  Third Party Consents.  All consents from third parties under any Company Contract or other material agreement, contract, license, lease or other instrument to which the Company or any Company Subsidiary is a party or by which it is bound required as a result of the transactions contemplated by this Agreement shall have been obtained from such third parties.

(e)  Material Adverse Effect.  No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(f)  Tax Opinion.  RLJ shall have received an opinion from Greenberg Traurig, LLP, dated as of the date of Closing, to the effect that the Mergers should qualify under Section 351(a) of the Code as a transfer of the shares of RLJ Common Stock by the stockholders of RLJ in exchange for shares of Holdings Common Stock.

(g)  Dissenting Shares.  The number of Dissenting Shares shall be less than 5% of the issued and outstanding shares of Company Common Stock.

(h)  Affiliate Letters.  RLJ shall have received from each Company Affiliate an executed copy of the affiliate letter contemplated in Section 6.08.

(i)       Resignation.  All members of the Company Board and the Board of Directors of the Company Subsidiaries shall have executed written resignations effective as of the Image Effective Time.

(j)       Pay-Off Letter.  No fewer than five (5) business days and no more than seven (7) business days prior to the Image Effective Time, the Company shall have delivered to RLJ a pay-off letter in form and substance reasonably satisfactory to RLJ to be executed at the Closing by PNC Bank, National Association setting forth the amounts that shall be owed to PNC Bank, National Association as of the Image Effective Time pursuant to the Revolving Credit and Security Agreement, dated June 23, 2011, among the Company, and Image, LLC, as borrowers, PNC Bank, National Association, as lender and as administrative and collateral agent, and the other lenders party thereto.

(k)  Stock Contribution.  Each Person listed on Exhibit D, shall have contributed the number of shares of Company Common Stock held by such Person set forth opposite such Person’s name on Exhibit D to the Company.

(l)       Preferred Stock Purchase Agreement.  Each holder of Series B Preferred Stock shall have consummated the transactions contemplated by the Preferred Stock Purchase Agreement immediately prior to the Image Effective Time.

SECTION 7.03  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Mergers are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)  Representations and Warranties.  The representations and warranties of RLJ contained in this Agreement shall be true and correct in all material respects as of the Image Effective Time, as though made on and as of the Image Effective Time, except to the extent expressly made as of an earlier date, in which case as of such earlier date (provided that any representation or warranty that is qualified by materiality or RLJ Material Adverse Effect shall be true and correct in all respects as of the Image Effective Time, or as of such particular earlier date, as the case may be).

(b)  Agreements and Covenants.  RLJ shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Image Effective Time.

(c)  Officer Certificate.  RLJ shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of RLJ, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

(d)  Tax Opinion.  The Company shall have received an opinion from Perkins Coie LLP, dated as of the date of Closing, to the effect that the Mergers should qualify under Section 351(a) of the Code as a transfer of the Shares by the stockholders of the Company in exchange for shares of Holdings Common Stock.

(e)  Securities Contribution.  RLJ SPAC Acquisition, LLC shall have contributed Seven Hundred Ninety Two Thousand Seven Hundred Thirty Nine (792,739) shares of RLJ Common Stock and warrants to purchase One Million (1,000,000) shares of RLJ Common Stock held by it to RLJ.

(f)       Material Adverse Effect.  No RLJ Material Adverse Effect shall have occurred since the date of this Agreement.

(g)  Preferred Stock Purchase Agreement.  RLJ shall have consummated the transactions contemplated by the Preferred Stock Purchase Agreement immediately prior to the Image Effective Time.

(h)  Articles and By-laws.  The Articles of Incorporation of Holdings shall be in substantially the form attached hereto as Exhibit A and the By-laws of Holdings shall be in substantially the form attached hereto as Exhibit B.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01  Termination.  This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Image Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company, as follows:

(a)  by mutual written consent of RLJ and the Company duly authorized by the RLJ Board and the Company Board; or

(b)  by either RLJ or the Company if the Image Effective Time shall not have occurred on or before November 22, 2012; or

(c)  by either RLJ or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Mergers illegal or otherwise preventing or prohibiting consummation of the Mergers; or

(d)  by RLJ if a Company Triggering Event shall have occurred; or

(e)  by either RLJ or the Company if (i) this Agreement shall fail to receive the requisite vote for approval at the Company Stockholders’ Meeting or (ii) this Agreement shall fail to receive the requisite vote for approval at the RLJ Stockholders’ Meeting; or

(f)       by RLJ upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a), Section 7.02(b) or Section 7.02(e) would not be satisfied (“Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company, RLJ may not terminate this Agreement under this Section 8.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by RLJ to the Company; or

(g)  by the Company upon a breach of any representation, warranty, covenant or agreement on the part of RLJ set forth in this Agreement, or if any representation or warranty of RLJ shall have become untrue, in either case such that the conditions set forth in Section 7.03(a), Section 7.03(b) or Section 7.03(f) would not be satisfied (“Terminating RLJ Breach”); provided, however, that, if such Terminating RLJ Breach is curable by RLJ, the Company may not terminate this Agreement under this Section 8.01(g) for so long as RLJ continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to RLJ; or

(h)  by the Company upon written notice to RLJ, at any time prior to receipt of the Company Stockholder Approval, to enter into a definitive agreement with respect to a Superior Proposal, provided that the Company has provided RLJ with not less than five (5) business days’ notice prior to such termination and the Company shall have complied with Section 6.04 and shall have paid (i) the Fee and Expenses required by Section 8.03 and (ii) the amounts payable by the Company pursuant to Section 6.18, in each case prior to such termination.

For purposes of this Agreement, a “Company Triggering Event” shall be deemed to have occurred if:  (i) the Company Board withdraws, modifies or changes the Company Recommendation in a manner adverse to RLJ or shall have resolved to do so; (ii) the Company Board shall have recommended to the stockholders of the Company a Competing Transaction or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Competing Transaction; (iii) the Company shall have failed to include in the Joint Proxy Statement the recommendation of the Company Board in favor of the approval and adoption of this Agreement and the approval of the Image Merger; (iv) through the fault (whether by commission or omission) of the Company, the Image Merger is not, prior to September 30, 2012, submitted for the approval of the holders of Company Common Stock at the Company Stockholders’ Meeting; (v) the Company shall have intentionally breached its obligations under Section 6.04; or (vi) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company is commenced, and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders).

SECTION 8.02  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) as set forth in Section 8.03 and (b) nothing herein shall relieve any party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, however, that the Confidentiality Agreement shall survive any termination of this Agreement.

SECTION 8.03  Fees and Expenses.  (a)  Except as set forth in this Section 8.03, all Expenses incurred in connection with this Agreement and the Mergers shall be paid by the party incurring such expenses, whether or not the Mergers or any other transaction is consummated, except that the Company and RLJ shall each pay one-half of all Expenses (other than fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) relating to printer costs and printing, filing and mailing the Registration Statement and the Joint Proxy Statement.  “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Joint Proxy Statement, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Mergers.

(b)     The Company agrees that:

(i)        if RLJ shall terminate this Agreement pursuant to Section 8.01(d); or

(ii)       if (A) RLJ or the Company shall terminate this Agreement pursuant to Section 8.01(e)(i), and (B) prior to the time of such failure to so approve this Agreement or the Mergers a Competing Transaction shall have been publicly announced with respect to the Company; or

(iii)  if the Company shall terminate this Agreement pursuant to Section 8.01(h);

then (A) with respect to a termination contemplated by Sections 8.03(b)(i) or (ii), the Company shall pay to RLJ promptly (but in any event no later than one (1) business day after the first of such events shall have occurred) a fee of One Million Six Hundred Twenty Thousand Dollars ($1,620,000) (the Fee”) plus an amount equal to the amount of RLJ’s Expenses, which amounts shall be payable in immediately available funds, and (B) with respect to a termination contemplated by Section 8.03(b)(iii), the Company shall pay to RLJ prior to any termination pursuant to Section 8.01(h) the Fee plus an amount equal to the amount of RLJ’s Expenses, which amounts shall be payable in immediately available funds.

(c) The Company acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement.  In the event that the Company shall fail to pay the Fee, or any Expenses when due, the term “Expenses” shall be deemed to include the costs and expenses actually incurred or accrued by RLJ (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03, together with interest on such unpaid Fee and Expenses, commencing on the date that the Fee or such Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank’s Prime Rate plus 1.00%.  Payment of the fees and expenses described in this Section 8.03 shall not be in lieu of any damages incurred in the event of willful or intentional breach of this Agreement.

SECTION 8.04  Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Image Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Image Merger.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 8.05  Waiver.  At any time prior to the Image Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01  Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the later to occur of the Image Effective Time and the RLJ Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.06 and 6.10 and this Article IX shall survive the Image Effective Time and the RLJ Effective Time and the provisions of Sections 6.03(b) and 8.03 shall survive the termination of this Agreement.

SECTION 9.02  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to RLJ, Holdings, RLJ Sub or Image Sub:

RLJ Acquisition, Inc.
3 Bethesda Metro Center, Suite 1000
Bethesda, Maryland 20814
Facsimile No:  (301) 280-7747
Telephone No.: (301) 280-7737
Attention:  H. Van Sinclair
Email:          Van@rljcompanies.com

with a copy to:

Greenberg Traurig, LLP
200 Park Avenue
New York, New York  10166
Facsimile No:  (212) 801-6400
Telephone No.: (212) 801-9200
Attention:  Alan I. Annex, Esq.
Email:          annexa@gtlaw.com

if to the Company:

Image Entertainment, Inc.
20525 Nordhoff Street, Suite 200

Chatsworth, California 91311
Facsimile No:  (818) 678-5091
Telephone No.: (818) 407-9100
Attention:  Ted Green
Email:          Tgreen@image-entertainment.com
cc:                Michael Bayer
Email:           mbayer@image-entertainment.com
cc:                John Hyde
Email:           Jhyde@image-entertainment.com

with a copy to:

Perkins Coie LLP
1888 Century Park East, Suite 1700
Los Angeles, California 90067
Facsimile No.: (310) 843-1254
Telephone No.: (310) 788-9900
Attention:  David J. Katz, Esq.
Email:          Dkatz@perkinscoie.com

SECTION 9.03  Certain Definitions.  (a)  For purposes of this Agreement:

“Acorn” means Acorn Media Group, Inc., a District of Columbia corporation.

“Acorn Purchase Agreement” means the Stock Purchase Agreement, dated as of the date hereof, by and among RLJ, Acorn, the shareholders of Acorn listed on Exhibit A thereto and Peter Edwards as the shareholders representative.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Merger Consideration” means the number of shares of Holdings Common Stock obtained by subtracting (i) the Transaction Expenses Shares from (ii) Two Million Two Hundred Eighty Nine Thousand (2,289,000) shares of Holdings Common Stock.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that clause (i) shall not include any event, circumstance, change or effect resulting from (x) changes in general economic conditions or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on the Company or its Company Subsidiaries, (y) general changes in the industries in which the Company and the Company Subsidiaries operate, except those events, circumstances, changes or effects that adversely affect the Company and its subsidiaries to a materially greater extent than they affect other entities operating in such industries or (z) the public announcement or pendency of the transactions contemplated hereby.

“Company Restricted Stock Award” means any shares of Company Common Stock outstanding as of the date of this Agreement that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under the Company Stock Option Plans or any applicable restricted stock purchase agreement or other agreement with the Company.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder:  the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Holdings Common Stock” means the shares of common stock, par value $0.001 per share, of Holdings.

“Intellectual Property” means (i) patents, patent applications and statutory invention registrations, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names and other source identifiers (all of the foregoing whether or not registered), and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, copyrightable works of authorship in any medium (whether or not registered), including without limitation writings of any kind, printed or graphic matter (including all preparatory materials such as sketches, drafts, outtakes, outlines and drawings), scripts, films, audio, video, or audiovisual recordings in any medium, artwork and designs in any medium, computer source code and object code and related documentation, photographs in any medium, and musical compositions and recordings;, and (iv) confidential and proprietary information, including trade secrets and know-how; and all other intellectual property or proprietary rights of any kind or description.

“Knowledge of the Company”, “to the Company’s Knowledge” and phrases of similar import mean the actual knowledge of Ted Green, John Avagliano and John Hyde after due and reasonably inquiry.

“Per Share Merger Consideration” means that number of shares of Holdings Common Stock obtained by dividing the Aggregate Merger Consideration by the number of shares of Company Common Stock outstanding immediately prior to the Image Effective Time.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Preferred Stock Purchase Agreement” means that certain Preferred Stock Purchase Agreement, dated as of the date hereof, by and among RLJ and each holder of Series B Preferred Stock.

“Prospectus” means the final prospectus of RLJ, dated as of February 15, 2011.

“RLJ Articles of Incorporation” means the RLJ Articles of Incorporation, as amended and restated on February 22, 2011.

“RLJ Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, condition (financial or otherwise), assets, liabilities or results of operations of Holdings, RLJ and their subsidiaries taken as a whole or (ii) the ability of RLJ to consummate the transactions contemplated by this Agreement; provided, however, that clause (i) shall not include any event, circumstance, change or effect resulting from (x) changes in general economic conditions or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on RLJ or its subsidiaries, (y) general changes in the industries in which RLJ and its subsidiaries operate, except those events, circumstances, changes or effects that adversely affect RLJ and its subsidiaries to a materially greater extent than they affect other entities operating in such industries or (z) the public announcement or pendency of the transactions contemplated hereby.

“subsidiary” or “subsidiaries” of the Company, the Image Surviving Corporation, the RLJ Surviving Corporation, RLJ or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Transaction Expenses Shares” means a number of shares Holdings Common Stock obtained by dividing (i) the dollar amount of Expenses incurred by the Company in connection with this Agreement and the Mergers, by (ii) Ten (10), up to a maximum of One Hundred Fifty Thousand (150,000) shares of Holdings Common Stock.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

2011 Company Balance Sheet	§ 3.07(c)
2011 RLJ Balance Sheet	§ 4.07(c)
Action	§ 3.09
Additional Company SEC Reports	§ 3.07(a)
Additional RLJ SEC Reports	§ 4.07(a)
Agreement	Preamble
APIs	§ 3.13(k)
Articles of Merger	§ 1.02(b)
Blue Sky Laws	§ 3.05(b)
Certificate of Merger	§ 1.02(a)
Certificates	§ 2.02(b)
Change in the Company Recommendation	§ 6.04(c)
Claims	§ 5.03(b)
Closing	§ 1.02
Code	Recitals
Company	Preamble
Company Affiliate	§ 6.08
Company Board	Recitals
Company Certifications	§ 3.07(g)
Company Common Stock	Recitals
Company Disclosure Schedule	Article III
Company Licensed Intellectual Property	§ 3.13(a)
Company Owned Intellectual Property	§ 3.13(a)
Company Permits	§ 3.06
Company Preferred Stock	§ 3.03
Company Recommendation	§ 6.01(b)
Company Rights Agreement	§ 3.16
Company SEC Reports	§ 3.07(a)

Defined Term	Location of Definition

Company Software	§ 3.13(k)
Company Stock Awards	§ 3.03(a)
Company Stock Options	§ 2.04
Company Stock Option Plans	§ 2.04
Company Stockholders’ Meeting	§ 6.01(a)
Company Subsidiary	§ 3.01(a)
Company Triggering Event	§ 8.01
Competing Transaction	§ 6.04(d)
Confidentiality Agreement	§ 6.03(b)
Converted Warrant	§ 2.06
DGCL	Recitals
Dissenting Shares	§ 2.07(a)
Environmental Permits	§ 3.15
ERISA	§ 3.10(a)
ERISA Affiliate	§ 3.10(a)
Exchange Act	§ 3.07(a)
Exchange Agent	§ 2.02(a)
Exchange Fund	§ 2.02(a)
Expenses	§ 8.03(a)
Fee	§ 8.03(b)
FINRA	§ 6.18
FINRA Notifications	§ 6.18
Free Software	§ 3.13(k)
GAAP	§ 3.07(b)
Governmental Authority	§ 3.05(b)
Holdings	Recitals
Holdings Common Stock	§ 2.01(a)(i)
HSR Act	§ 3.05(b)
Image Effective Time	§ 1.02(a)
Image Merger	Recitals
Image Sub	Recitals
Image Surviving Corporation	§ 1.01(a)
Investment Company Act	§ 4.14(a)
IRS	§ 3.10(b)
Joint Proxy Statement	§ 6.01(a)
Law	§ 3.05(a)
Lease Documents	§ 3.12(b)
Material Contracts	§ 3.17(a)
Mergers	Recitals
Minimum Trust Amount	§ 4.14(a)
Multiemployer Plan	§ 3.10(c)
Multiple Employer Plan	§ 3.10(c)
Nasdaq	§ 6.13
Nevada Law	Recitals
Notice of Superior Proposal	§ 6.04(c)

Defined Term	Location of Definition

Open Source Software	§ 3.13(k)
Order	§ 7.01(c)
OTCBB	§ 2.02(e)
Plans	§ 3.10(a)
Proposal	§ 6.04(b)
Proprietary Software	§ 3.13(k)
Put Right	§ 6.19
Redemption Rights	§ 2.02(f)
RLJ	Preamble
RLJ Board	Recitals
RLJ Certifications	§ 4.07(g)
RLJ Common Stock	§ 2.01(b)(i)
RLJ Disclosure Schedule	Article IV
RLJ Dissenting Shares	§ 2.07(c)
RLJ Effective Time	§ 1.02(b)
RLJ Merger	Recitals
RLJ Permits	§ 4.06
RLJ Preferred Stock	§ 4.03
RLJ SEC Reports	§ 4.07(a)
RLJ Sub	Recitals
RLJ Surviving Corporation	§ 1.01(b)
RLJ Warrant	§ 2.06
Registration Statement	§ 6.01(a)
Representatives	§ 6.03(a)
Rights	§ 3.16
SEC	§ 3.07(a)
Securities Act	§ 3.07(a)
Series B Preferred Stock	§ 2.01(a)(iv)
Shares	§ 2.01(a)(i)
Special Committee	Recitals
Stockholder Support Agreement	Recitals
Stockholders	Recitals
Superior Proposal	§ 6.04(e)
Tax	§ 3.14(p)
Tax Return	§ 3.14(p)
Terminating Company Breach	§ 8.01(f)
Terminating RLJ Breach	§ 8.01(g)
Transactions	§ 3.01(a)
Trust Account	§ 4.14(a)
Trust Agreement	§ 4.14(a)
Trust Fund	§ 4.14(a)
Trustee	§ 4.14(a)

SECTION 9.04  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05  Entire Agreement; Assignment.  This Agreement and the Preferred Stock Purchase Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Sections 6.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that RLJ may assign all or any of their rights and obligations hereunder to any affiliate of RLJ, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

SECTION 9.06  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 9.07  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court.  The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

SECTION 9.08  Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions.  Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.08.

SECTION 9.09  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.10  Counterparts.  This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, RLJ and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RLJ ACQUISITION, INC.

By	/s/H. Van Sinclair
Name: H. Van Sinclair
Title: Chief Executive Officer

IMAGE ENTERTAINMENT, INC.

By	/s/Theodore S. Green
Name: Theodore S. Green
Title: Chairman and Chief Executive Officer

EXHIBIT A

Articles of Incorporation of Holdings

EXHIBIT B

By-Laws of Holdings

EXHIBIT C

Form of Affiliate Letter for Affiliates of the Company

EXHIBIT D

Stock Contribution

Contributing Party	Contributed Shares

JH Partners Evergreen Fund, LP	16,586,874
JH Investment Partners III, LP	1,978,004
JH Investment Partners GP Fund III, LLC	907,247
Producers Sales Organization	841,466
John W. Hyde	4,172,038
David B. Boris	397,838
R. Michael Powell	178,922
Jonathan Meyers	30,461
Taylor Rettig	30,086
Theodore S. Green	5,770,900
John P. Avagliano	2,704,544
Marshall A. Heinberg	251,405
Mary J. George	251,405
Bill Bromiley	417,093
Raymond Gagnon	883,694
TOTAL	35,401,977